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                                                                     EX-99. B11

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in the Prospectus and the Statement of Additional Information constituting parts of this Post-Effec-tive Amendment No. 10 to the registration statement on FormN-1A (the "Regis-tration Statement") of our report dated October 31, 1996, relating to the fi-nancial statements, and financial highlights appearing in the September 30, 1996 Annual Report to Shareholders of Vanguard Variable Insurance Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "General Information" in the Prospectus and under the heading "Financial Statements" in the Statement of Additional Information.

Price Waterhouse LLP
Philadelphia, Pa

January 16, 1997